CONSULTING AGREEMENT

         This Consulting Agreement (this "Agreement") dated _____________,  1998
(the   "Effective   Date")  is  made  and  entered   into  by  and  between  IDF
INTERNATIONAL, INC., a New York corporation (the "Company"), and ROBERT M.
RUBIN (the "Consultant").

         WHEREAS, the Consultant is a principal stockholder of the Company and is a party to a consulting agreement with the Company dated August 25, 1997 (the "Prior Consulting Agreement"); and

         WHEREAS, as of the Effective Date, the Consultant has elected to resign as a member of the Board of Directors of the Company, and connection therewith, the Company and the Consultant have elected to restate the terms of the Prior Consulting Agreement pursuant to provisions of this Agreement.

         NOW THEREFORE, in consideration of the promises and the mutual consents entered herein, the parties hereto agree as follows:

         Section 1. Engagement; Termination of Prior Consulting Agreement. Subject to the terms and conditions set forth in this Agreement, the Company hereby engages the Consultant, and the Consultant hereby accepts such engagement. Simultaneous with the execution and delivery of this Agreement, the Prior Consulting Agreement shall terminate and shall be deemed null and void, ab initio, and without further force or effect.

         Section 2. Duties. The Consultant shall aid and assist the Company, TechStar and the Hayden/Wegman, Inc. subsidiary of the Company in obtaining financing and in connection with their general policies and procedures, including without limitation, ongoing merger and acquisition strategy, new business development, corporate finance, marketing and positioning in the marketplace, strategic partnership arrangements and other matters as from time to time requested by the Board of Directors of the Company and agreed to by the Consultant. The Consultant shall be required to devote no more than 10% of his business time to the provision of such services. In addition, the Consultant shall, at no additional compensation, serve as Chairman of the Board of Directors of each of the Company, TechStar and Hayden/Wegman, Inc. subsidiaries of the Company.

         Section 3. Compensation. In consideration for the services to be rendered by the Consultant hereunder, the Company shall pay the Consultant an annual consulting fee of $75,000. This compensation shall be paid in installments at such times as the Company customarily pays its senior management, but in no event less frequently than once per month.

         Section 4. Expenses. The Company will pay or reimburse the Consultant for all reasonable and necessary direct out-of-pocket expenses incurred in connection with the

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performance  by the Consultant of his  responsibilities  hereunder in accordance with the Company's usual and customary practices.

         Section 5. Nature of Relationship. The Consultant's relationship with the Company shall be that of an independent contractor. This Agreement shall not be construed as an agreement of employment, partnership or any form of business entity. The Consultant shall not be an employee of the Company, shall not be entitled to participate in any employee benefit plan or other similar arrangement or benefit that may be provided by the Company to its employees and shall be entitled to compensation only as expressly provided in this Agreement or pursuant to his services as a director of the Company. The Consultant understands that he will not be treated as an employee for purposes of any federal or state law regarding income tax withholding or with respect to contribution required under any employment, insurance or compensatory program and he will fully discharge any and all such taxes and contributions related to his services hereunder.

         Section 6.        Term and Termination.

         (a) The term of this Agreement shall begin as of the date of this Agreement and shall terminate upon the earliest of (i) the Consultant's death,
(ii) any termination pursuant to paragraph (b) of this Section 6 or (iii) the date on which shall be three (3) years from the Effective Date of this Agreement.

         (b) The Company shall have the right to terminate this Agreement at any time for "cause" upon written notice to the Consultant, and such termination shall be effective upon delivery of such notice. For purposes of this Agreement, "Cause" shall mean a material breach of this Agreement by the Consultant determined to have occurred in good faith by a resolution of the Company's Board of Directors, including willful and deliberate malfeasance or gross negligence.

         Section 7. Integrated Agreement: Amendment. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties. This Agreement may be amended or modified at any time in all respects, but only by an instrument in writing executed by the parties hereto.

         Section 8. Severability. Each provision of this Agreement is intended to be severable. If any provision contained in this Agreement shall be held to be invalid, illegal or unenforceable, it shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein; provided, however, that no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Agreement without such provision or provisions.

         Section 9. Waiver. The failure by either party to enforce any rights hereunder shall

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not be deemed to be a waiver of such  rights,  unless  such waiver is an express written waiver that has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision thereof.

         Section 10. Choice of Law. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        IDF INTERNATIONAL, INC.



                                        By:
                                            _________________________________
                                                 President


                                        ______________________________
                                        ROBERT M. RUBIN

         Each of the undersigned does hereby guaranty the obligations of IDF International, Inc. under the foregoing agreement.

                                        TECHSTAR COMMUNICATIONS, INC.



                                        By:
                                            _________________________________
                                                 President

                                        HAYDEN/WEGMAN, INC.



                                        By:
                                            _________________________________
                                                 President